            AT EQUITY MARKETING, INC.:
            Lisa Mueller
            Investor Relations
            (323) 932-4034

FOR IMMEDIATE RELEASE

                        EQUITY MARKETING REPORTS RESULTS
                   FOR FISCAL YEAR AND FOURTH QUARTER OF 2003

      LOS ANGELES, FEBRUARY 26, 2004 - Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the fourth quarter and full year ended December 31, 2003.

      Revenues were $65.6 million in the fourth quarter of 2003, compared with revenues of $70.4 million in the same period of the previous year. Revenues for the full year 2003 were $219.1 million, a 5.9% increase over revenues of $206.8 million in 2002.

      Net income in the fourth quarter of 2003 was $3.5 million, or $0.45 per diluted share, compared with net income of $3.4 million, or $0.45 per diluted share, in the same period of the previous year.

      In the fourth quarter of 2003, net income was $3.7 million, or $0.47 per diluted share, excluding a net restructuring charge totaling $146,000, net of tax. In the fourth quarter of 2002, net income was $3.5 million, or $0.47 per diluted share, excluding charges related to UPSHOT integration costs totaling $146,000, net of tax.

      Net income in 2003 was $7.9 million, or $1.03 per diluted share, compared with net income of $4.2 million, or $0.56 per diluted share, in 2002. Excluding the restructuring charge, net income was $8.1 million, or $1.05 per diluted share, in 2003. Before various charges and cumulative effect of change in accounting principles (recorded in the first quarter of 2002), net income was $8.2 million, or $1.08 per diluted share, in 2002.


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      "Our fourth quarter financial results were within our range of expectations with revenues and gross margins near the high end," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "The majority of our business lines are performing well, as our non-Burger King-related revenues increased more than 40% over the prior year period. This growth was driven primarily by the addition of SCI Promotion Group, increased marketing services work in our European offices, and the contributions of the Disney's Kim Possible(TM) and Crayola(R) bath merchandise we rolled out this year in our Consumer Products business.


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Equity Marketing, Inc.
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      "The performance of these business lines helped mitigate the impact of lower sales to Burger King this quarter compared to the prior year. Although we continue to implement the same number of promotional programs for Burger King as we have historically, unit volumes in those programs are lower than we have seen in the past.

      "We were also very pleased to add another growth vehicle with the acquisition of the promotional agency business of Johnson Grossfield, Inc. (JGI) shortly after the quarter ended. As a major provider of premiums for Subway Restaurants' kids marketing program for more than a decade, JGI provides the Company with excellent leverage to a fast growing segment of the quick-service restaurant industry," said Mr. Kurz.

QUARTER ENDED DECEMBER 31, 2003 FINANCIAL HIGHLIGHTS

      - Revenues were $65.6 million, compared with revenues of $70.4 million in the same period of the previous year.

      - The Logistix, UPSHOT, and SCI businesses generated $19.1 million in revenues in the fourth quarter of 2003.

      - Marketing Services revenues for the quarter represented 81.2% of total revenues, while Consumer Products revenues represented 18.8% of total revenues. In the prior year period, Marketing Services revenues represented 83.6% of total revenues, while Consumer Products revenues represented 16.4% of total revenues.

      - Gross profit was 30.6% in the fourth quarter of 2003, as compared to 27.0% in the same period in 2002. Gross profit was 27.8% in the Marketing Services business and 42.6% in the Consumer Products business in the fourth quarter of 2003, as compared to 25.1% and 36.6%, respectively, in the fourth quarter of 2002.

      - Overall operating expenses were $14.7 million, or 22.5% of revenues, compared with $13.8 million, or 19.6% of revenues, in the prior year. Excluding restructuring charges, operating expenses were $14.5 million, or 22.1% of revenues, in the fourth quarter of 2003. In the prior year period, operating expenses were $13.6 million, or 19.2% of revenue, excluding integration charges. Prior year operating expenses exclude SCI.

      - Pursuant to the Company's new stock-based compensation policy, operating expenses in the fourth quarter of 2003 include approximately $60,000 in non-cash expense related to grants of restricted stock units. In the fourth quarter of the prior year, no expenses were


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Equity Marketing, Inc.
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            recognized on the income statement related to stock option grants under the previous stock-based compensation policy.

      - The Company recorded a restructuring charge in the amount of $424,000 related to headcount reduction at its UPSHOT division. Reduced marketing expenditures by some of UPSHOT's major clients had resulted in sub-optimal staff utilization rates. This charge was partially offset by a $190,000 reversal of a restructuring reserve established in 1998 related to exiting former consumer products licenses. This reversal is attributable to the expiration of certain contractual rights. The total net restructuring charge recorded in the fourth quarter of 2003 was $234,000, or $146,000 net of tax.

      - Earnings before interest, taxes, depreciation, amortization and charges ("EBITDA") was $6.0 million, compared with $6.2 million in the same period in 2002.

      - Net income was $3.5 million, or $0.45 per diluted share, compared with net income of $3.4 million, or $0.45 per diluted share, in the same period of the previous year. Net income, excluding the restructuring charge, was $3.7 million or $0.47 per diluted share, compared to net income, before integration costs, of $3.5 million or $0.47 per diluted share in 2002.

      - Results for the fourth quarter of 2002 do not include SCI (acquired September 3, 2003). SCI was $0.01 dilutive per share in the fourth quarter of 2003.

FULL YEAR 2003 FINANCIAL HIGHLIGHTS

      - Revenues in 2003 were $219.1 million, an increase of 5.9% over revenues of $206.8 million in 2002.

      - The Logistix, UPSHOT, and SCI businesses generated $61.4 million in revenues in 2003. These results include approximately four months of SCI operations.

      - Marketing Services revenues represented 83.8% of total revenues, while Consumer Products revenues represented 16.2% of total revenues. In the prior year, Marketing Services revenues represented 81.5% of total revenues, while Consumer Products revenues represented 18.5% of total revenues.

      - Gross profit was 27.8% in 2003, as compared to 26.0% in 2002. Gross profit in 2002 included a pre-tax charge for the forgiveness of a note receivable in the amount of $1.7 million. Gross profit before charge was 26.8% in 2002.


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      -     For the full year, gross profit was 25.6% in the Marketing Services business and 39.3% in the Consumer Products business in 2003, as compared to 26.1% and 30.3%, respectively, in 2002 before charge.

      - Overall operating expenses were $49.3 million, or 22.5% of revenues, compared with $43.7 million, or 21.1% of revenues, in the prior year. Excluding restructuring charges, operating expenses were $49.1 million, or 22.4% of revenue, in 2003. Excluding restructuring and integration charges, operating expenses were $43.1 million, or 20.8% of revenue, in the prior year.

      - Pursuant to the Company's new stock-based compensation policy, operating expenses in 2003 include approximately $180,000, or $0.01 per share, in non-cash expense related to grants of restricted stock units. In 2002, no expenses were recognized on the income statement related to stock option grants under the previous stock-based compensation policy.

      - Earnings before interest, taxes, depreciation, amortization and charges ("EBITDA") was $14.3 million in 2003, compared with $14.6 million recorded in 2002.

      - Net income in 2003 was $7.9 million, or $1.03 per diluted share, compared with $4.2 million, or $0.56 per diluted share, in 2002. Excluding the restructuring charge, net income in 2003 was $8.1 million, or $1.05 per diluted share. Net income before charges, and cumulative effect of change in accounting principles (recorded in the first quarter of 2002) was $8.2 million, or $1.08 per diluted share, in 2002.

      - Full year 2002 financial results do not include SCI (acquired September 3, 2003) and include approximately five and one-half months of UPSHOT (acquired July 17, 2002).

FINANCIAL CONDITION

      At December 31, 2003, the Company had $19.3 million in cash and cash equivalents, $29.4 million in working capital, a current ratio of 1.6 and no debt. The cash, cash equivalents, and marketable securities balance is up from $16.3 million at September 30, 2003.

STOCK REPURCHASE PROGRAM

      In July 2002, Equity's Board of Directors authorized the implementation of a new $10 million stock repurchase program. Through December 31, 2003, the Company had spent a total of


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$3.3 million from this program to purchase 251,100 shares at an average price of
$13.12 per share, including commissions. Since initiating its original buyback program on July 21, 2000, the Company has spent a total of approximately $15.3 million to purchase 1,229,409 shares at an average price of $12.47 per share, including commissions.

SHARE COUNT UPDATE

      In accordance with GAAP, based on the level of net income for both the fourth quarter and full year 2003, the calculation of diluted earnings per share includes the impact of the assumed conversion of preferred stock and excludes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 7.7 million shares in both periods.

      In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

      First Quarter 2004:       5.7 million shares
      Full Year 2004:           7.8 million shares

OUTLOOK

      For the first quarter of 2004, Equity Marketing expects revenues to be between $45 million and $50 million, and diluted loss per share to range from $0.05 to $0.10. This guidance includes the impact of several items in the first quarter, as follows:

            - The first quarter is seasonally SCI's smallest quarter of the year resulting in expected dilution of approximately $0.06 per diluted share;

            - A decline in sales to Burger King with negative impact of approximately $0.04 per diluted share;

            - Charges related to integration costs from SCI and JGI of approximately $0.01 per diluted share, and expected dilution from JGI of approximately $0.03 per diluted share due to the required amortization of acquired intangible assets and other purchase accounting adjustments; and


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            -     The non-cash expense related to restricted stock units
                  resulting in a negative impact of approximately $0.01 per diluted share. Restricted stock units were not used as the primary means of stock-based compensation until the second quarter of 2002.

Equity Marketing continues to expect full year 2004 revenues to range between $235 million and $260 million, and diluted earnings per share to range between $1.25 and $1.45. The contribution of JGI and strength in other business lines are expected to offset a lower level of sales to Burger King than initially expected for 2004.

      "We anticipate our share of the Burger King worldwide premiums business will remain the same as in 2003, though we will be impacted by lower program volume. Longer term, we are confident that our Burger King business will once again contribute to our growth, as the new ownership group and management team continue to put in place strategies to turnaround this great brand," said Mr. Kurz.

      In providing the 2004 guidance, the Company believes a number of catalysts are in place to drive the expected growth in revenue and earnings:

      - Full year contributions from recent acquisitions SCI and JGI, both of which are expected to be accretive to earnings in 2004;

      - Further expansion of the successful Logistix Kids brand worldwide, which had a strong increase in its marketing services revenue in 2003 due to a number of new clients in France and Spain;

      - Improved performance from the UPSHOT agency business, as a lower cost structure and higher sales should increase profit contribution;

      - Increased sales of Scooby-Doo(TM) merchandise driven by the March 2004 release of the sequel to the popular 2002 live-action feature film;

      - Increased sales of Crayola(R) bath products following expanded distribution to major drug store chains;

      - A full year of sales from Disney's Kim Possible(TM) line of merchandise, with major retailers and specialty stores such as Toys "R" Us, Kmart, ShopKo and Meijer stores now selling the merchandise along with Wal-Mart;

      - A full year of sales for the first line of toys based on the best-selling Baby Einstein(TM) brand of videos, which will primarily be sold at Target in 2004; and


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Equity Marketing, Inc.
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      -     Expected continued improvement in gross margins as higher margin
            Consumer Products are expected to represent a larger percentage of revenue and fee-based Marketing Services continues to grow.

      Mr. Kurz commented on the outlook for Equity Marketing: "We expect the decline in sales to Burger King to be most pronounced in the first half of the year, which will result in lower overall year-over-year comparisons for this business. Additionally, as previously mentioned, we expect our two recent acquisitions will collectively have a negative bottom-line impact in the first quarter prior to making solid contributions for the remainder of the year.

      "Beyond the first quarter, we feel confident about our ability to generate strong growth in the remainder of 2004. In addition to strength in our other business lines, our Consumer Products division now has four solid brands in Scooby-Doo(TM), Disney's Kim Possible(TM), Crayola(R) bath products, and Baby Einstein(TM) that we expect will all make good contributions in 2004. In addition, we are planning to expand retail distribution of our new Samurai Jack(TM) line in Fall 2004, following the success of its limited launch in 2003.

      "With the addition of SCI and JGI and the growth of our other businesses, we expect our revenue mix to be more diverse than at any time since we went public in 1994, with non-Burger King-related revenues representing approximately 60% of total revenue in 2004. We continue to explore additional acquisitions that can contribute to our growth and diversification; and our strong financial position and unused debt capacity enables us to continue acting on attractive opportunities in our targeted areas. As we begin 2004, we are very pleased with the portfolio of assets that now comprise Equity Marketing, and we believe we have a wealth of vehicles for creating additional value for shareholders in the years ahead," said Mr. Kurz.

FOURTH QUARTER CONFERENCE CALL

      The Company will host a conference call today at 4:30 p.m. ET/1:30 p.m. PT to discuss its fourth quarter and fiscal year 2003 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

      Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris and Hong


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Equity Marketing, Inc.
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Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Diageo, Kellogg's, Kohl's, Macy's, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based primarily on licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.


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EQUITY MARKETING, INC.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

                                                                         THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                            DECEMBER 31,                  DECEMBER 31,
                                                                            (UNAUDITED)            (UNAUDITED)
                                                                    ---------------------------    --------------------------
                                                                        2003            2002           2003           2002
                                                                    -----------     -----------    -----------    -----------
Revenues                                                            $    65,645     $    70,447    $   219,113    $   206,832
Cost of sales                                                            45,551          51,442        158,117        151,307
Forgiveness of note receivable                                               --              --             --          1,685
                                                                    -----------     -----------    -----------    -----------
    Gross profit                                                         20,094          19,005         60,996         53,840
Operating expenses:
    Salaries, wages and benefits                                          6,984           5,683         24,523         20,662
    Selling, general and administrative                                   7,520           7,871         24,576         22,423
    Integration costs                                                        --             234             --            453
    Restructuring charge                                                    234              --            234            178
                                                                    -----------     -----------    -----------    -----------
    Total operating expenses                                             14,738          13,788         49,333         43,716
                                                                    -----------     -----------    -----------    -----------
    Income from operations                                                5,356           5,217         11,663         10,124
Other (expense) income                                                     (106)            192            389            383
                                                                    -----------     -----------    -----------    -----------
    Income before provision for income taxes and cumulative
       effect of change in accounting principles                          5,250           5,409         12,052         10,507
Provision for income taxes                                                1,746           2,034          4,103          3,786
                                                                    -----------     -----------    -----------    -----------
    Income before cumulative effect of change
       in accounting principles                                           3,504           3,375          7,949          6,721
Cumulative effect of change in accounting principles, net of tax             --              --             --         (2,496)
                                                                    -----------     -----------    -----------    -----------
    Net income                                                            3,504           3,375          7,949          4,225
Preferred stock dividends                                                   375             375          1,500          1,500
                                                                    -----------     -----------    -----------    -----------
    Net income available to common stockholders                     $     3,129     $     3,000    $     6,449    $     2,725
                                                                    ===========     ===========    ===========    ===========
Basic income per share
    Income per share before cumulative effect of change in
       accounting principles                                        $      0.55     $      0.52    $      1.13    $      0.91
                                                                    ===========     ===========    ===========    ===========
    Cumulative effect of change in accounting principles                     --              --             --          (0.44)
                                                                    ===========     ===========    ===========    ===========
    Income per share                                                $      0.55     $      0.52    $      1.13    $      0.48
                                                                    ===========     ===========    ===========    ===========
    Weighted average shares outstanding                               5,715,160       5,743,525      5,718,548      5,721,790
                                                                    ===========     ===========    ===========    ===========
Diluted income per share
    Income per share before cumulative effect of change in
       accounting principles                                        $      0.45     $      0.45    $      1.03    $      0.89
                                                                    ===========     ===========    ===========    ===========
    Cumulative effect of change in accounting principles                     --              --             --          (0.33)
                                                                    ===========     ===========    ===========    ===========
    Income per share                                                $      0.45     $      0.45    $      1.03    $      0.56
                                                                    ===========     ===========    ===========    ===========
    Weighted average shares outstanding                               7,713,519       7,554,530      7,712,633      7,590,018
                                                                    ===========     ===========    ===========    ===========


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EQUITY MARKETING, INC.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS                                              DECEMBER 31,     DECEMBER 31,
                                                        2003             2002
                                                     (UNAUDITED)
                                                    ------------     ------------
Cash and cash equivalents                           $     19,291     $     25,833
Marketable securities                                         --            1,000
Accounts receivable, net                                  36,765           43,817
Inventories                                               15,099           16,363
Prepaid expenses and other current assets                  4,352            4,807
                                                    ------------     ------------
      CURRENT ASSETS                                      75,507           91,820
Fixed assets, net                                          3,809            4,185
Intangible assets, net                                    43,145           34,499
Other assets                                               5,869            2,750
                                                    ------------     ------------
      TOTAL ASSETS                                  $    128,330     $    133,254
                                                    ============     ============

LIABILITIES AND
STOCKHOLDERS' EQUITY

Short-term debt                                     $         --     $         --
Accounts payable                                          28,865           38,334
Accrued liabilities                                       17,195           24,329
                                                    ------------     ------------
      CURRENT LIABILITIES                                 46,060           62,663
Long-term liabilities                                      5,555            1,596
                                                    ------------     ------------
      TOTAL LIABILITIES                                   51,615           64,259

Mandatory redeemable preferred stock                      23,049           23,049

Common stock                                                  --               --
Additional paid-in capital                                23,886           21,641
Retained earnings                                         45,138           38,689
Accumulated other comprehensive income                     3,334            1,710
Less:
      Treasury stock                                     (17,458)         (15,506)
      Unearned compensation                               (1,234)            (588)
                                                    ------------     ------------
      TOTAL STOCKHOLDERS' EQUITY                          53,666           45,946
                                                    ------------     ------------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                          $    128,330     $    133,254
                                                    ============     ============


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EQUITY MARKETING, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

                                                                                                  TWELVE MONTHS ENDED
                                                                                                      DECEMBER 31,
                                                                                             ------------     ------------
                                                                                                 2003             2002
                                                                                             (UNAUDITED)
                                                                                             ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                                                           $      7,949     $      4,225
        Adjustments to reconcile net income to net cash provided by operating activities:
             Cumulative effect of change in accounting principles, net of tax                          --            2,496
             Depreciation and amortization                                                          1,946            1,831
             Provision for doubtful accounts                                                          277              484
             Gain on disposal of fixed assets                                                         (19)             (15)
             Tax benefit from exercise of stock options                                               301               93
             Forgiveness of note receivable                                                            --            1,685
             Amortization of restricted stock                                                         363               80
             Other                                                                                     (1)             (20)
             Changes in operating assets and liabilities-
               Increase (decrease) in cash and cash equivalents:
                      Accounts receivable                                                          12,338          (18,718)
                      Note receivable                                                                  --              498
                      Inventories                                                                   2,294           (5,073)
                      Deferred income taxes                                                           559             (697)
                      Prepaid expenses and other current assets                                       963            4,207
                      Other assets                                                                   (840)            (542)
                      Accounts payable                                                            (13,892)          14,645
                      Accrued liabilities                                                          (9,486)           5,811
                      Long-term liabilities                                                          (791)            (409)
                                                                                             ------------     ------------
             Net cash provided by operating activities                                              1,961           10,581
                                                                                             ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of fixed assets                                                                  (1,150)            (982)
        Proceeds from sale of marketable securities                                                 1,000            6,200
        Payment for purchase of UPSHOT                                                                 --           (9,891)
        Payment for purchase of SCI, net of cash acquired of $162                                  (6,059)              --
        Proceeds from sale of fixed assets                                                             74              135
                                                                                             ------------     ------------
             Net cash used in investing activities                                                 (6,135)          (4,538)
                                                                                             ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Payment of preferred stock dividends                                                       (1,500)          (1,500)
        Purchase of treasury stock                                                                 (1,952)          (1,733)
        Proceeds from exercise of stock options                                                       935              840
                                                                                             ------------     ------------
             Net cash used in financing activities                                                 (2,517)          (2,393)
                                                                                             ------------     ------------
             Net (decrease) increase in cash and cash equivalents                                  (6,691)           3,650

Effects of exchange rates on cash and cash equivalents                                                149              248

CASH AND CASH EQUIVALENTS, beginning of period                                                     25,833           21,935
                                                                                             ------------     ------------

CASH AND CASH EQUIVALENTS, end of period                                                     $     19,291     $     25,833
                                                                                             ============     ============


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EQUITY MARKETING, INC.
EBITDA
(In thousands)

EBITDA, before charges, is calculated as follows:

                                                    THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                       DECEMBER 31,                DECEMBER 31,
                                                       (UNAUDITED)                 (UNAUDITED)
                                                 ------------------------    ------------------------
                                                    2003          2002          2003          2002
                                                 ----------    ----------    ----------    ----------
Income before cumulative effect of
    change in accounting principles              $    3,504    $    3,375    $    7,949    $    6,721
    Charge for forgiveness of note receivable            --            --            --         1,685
    Integration costs                                    --           234            --           453
    Restructuring charge                                234            --           234           178
    Interest expense (income), net                       39            41            69           (62)
    Provision for income taxes                        1,746         2,034         4,103         3,786
    Depreciation                                        404           425         1,636         1,597
    Amortization                                        108            95           310           234
                                                 ----------    ----------    ----------    ----------
EBITDA, before charges                           $    6,035    $    6,204    $   14,301    $   14,592
                                                 ==========    ==========    ==========    ==========


EBITDA is reconciled to cash flows used in operating activities, the most comparable measure under generally accepted accounting principles, as follows:

                                                    THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                       DECEMBER 31,                DECEMBER 31,
                                                       (UNAUDITED)                 (UNAUDITED)
                                                 ------------------------    ------------------------
                                                    2003          2002          2003          2002
                                                 ----------    ----------    ----------    ----------
EBITDA, before charges                           $    6,035    $    6,204    $   14,301    $   14,592
    Integration costs                                    --          (234)           --          (453)
    Restructuring charge                               (234)           --          (234)         (178)
    Interest (expense) income, net                      (39)          (41)          (69)           62
    Provision for income taxes                       (1,746)       (2,034)       (4,103)       (3,786)
    Changes in operating assets and liabilities         404           483        (8,855)         (278)
    Other, net                                          375           251           921           622
                                                 ----------    ----------    ----------    ----------
Net cash provided by operating activities        $    4,795    $    4,629    $    1,961    $   10,581
                                                 ==========    ==========    ==========    ==========


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